WCT Funds                           3                        September 1, 1997
                                                                  Exhibit 9(iii)
                                     FORM OF
                                    WCT FUNDS
                            SHAREHOLDER SERVICES PLAN

         This Shareholder Services Plan ("Plan") is adopted as of this 1st day of September, by the Board of Trustees of WCT Funds (the "Fund"), a Massachusetts business trust with respect to certain classes of shares ("Classes") of the portfolios of the Trust ("the Portfolios") set forth in exhibits hereto.

     1. This Plan is adopted to allow the Fund to make payments as contemplated herein to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts ("Services").

         2. This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons ("Providers") for providing services to the Fund and its shareholders. The Plan will be administered by Federated Administrative Services, ("FAS"). In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate not to exceed .25 of 1% of the average aggregate net asset value of the shares of the Fund held during the month.

         3. Any payments made by the Portfolios to any Provider pursuant to this Plan will be made pursuant to the "Shareholder Services Agreement" entered into by FAS on behalf of the Fund and the Provider. Providers which have previously entered into "Administrative Agreements" or "Rule 12b-1 Agreements" with Edgewood Services, Inc.. may be compensated under this Plan for Services performed pursuant to those Agreements until the Providers have executed a "Shareholder Services Agreement" hereunder.

         4. The Fund has the right (i) to select, in its sole discretion, the Providers to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Shareholder Services Agreement.

         5. Quarterly in each year that this Plan remains in effect, FAS shall prepare and furnish to the Board of Trustees of the Fund, and the Board of Trustees shall review, a written report of the amounts expended under the Plan.

         6. This Plan shall become effective (i) after approval by majority votes of: (a) the Fund's Board of Trustees; and (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan or in any related documents to the Plan ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan; and (ii) upon execution of an exhibit adopting this Plan.

         7. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

     8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Fund and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

     9. This Plan may be terminated at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the Fund as defined in Section 2(a)(42) of the Act.

     10.  While this Plan shall be in effect,  the selection  and  nomination of
          Disinterested   Trustees  of  the  Fund  shall  be  committed  to  the
          discretion of the Disinterested Trustees then in office.

         11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 9 herein.

     12. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

         Witness the due execution hereof this 1st day of September, 1997.

                                                              WCT FUNDS

                                                              By:
                             President

                                    EXHIBIT A
                                     to the
                            Shareholder Services Plan

                                    WCT FUNDS

                                 WCT Equity Fund


         This Plan is adopted by WCT Funds with respect to the Class of Shares of the portfolio of the Trust set forth above.

         In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate of 0.25 of 1% of the average aggregate net asset value of the WCT Equity Fund held during the month.

         Witness the due execution hereof this 1st day of September, 1997.


                                                     WCT FUNDS


                                                     By:
                                                  President